Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

JANOVER INC.

Subsidiaries Wholly-Owned by Janover Inc. (“Company”)

Entity Name	State of Incorporation

Groundbreaker Tech Inc.	Delaware

Janover Insurance Group Inc.	Delaware